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Exhibit (a)(1)(A)

Offer to Purchase for Cash
by

DITECH NETWORKS, INC.

Up to 9,100,00 Shares of its Common Stock
(including the associated Preferred Share Purchase Rights
issued under the Rights Agreement)
at a Purchase Price not Greater Than $5.50 nor Less than $4.90 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 28, 2007, UNLESS THE OFFER IS EXTENDED.

        Ditech Networks, Inc., a Delaware corporation, is offering to purchase from its stockholders, for cash, up to 9,100,000 shares of its common stock, par value $0.001 per share, including the associated preferred share purchase rights (the "rights") issued under the Rights Agreement among Ditech Networks and Wells Fargo Bank, N.A. dated as of March 26, 2001. We refer to our offer to purchase shares of our common stock as the tender offer. Unless the context otherwise requires, all references to shares shall refer to shares of our common stock shall include the rights; and unless the rights are redeemed prior to the expiration of this tender offer, a tender of the shares will constitute a tender of the rights. The tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the related letters of transmittal (as they may be amended and supplemented from time to time).

        On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $5.50 nor less than $4.90 per share of common stock, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price within the indicated range that will allow us to purchase 9,100,000 shares of our common stock pursuant to the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our shares as the purchase price.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

        All shares of our common stock that we acquire in the tender offer will be acquired at the purchase price, regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable purchase price we determine and not properly withdrawn prior to the expiration date of the tender offer. However because of the "odd lot" priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price, if more than the number of shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 9,100,000 shares of our common stock pursuant to the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

        The shares trade on the Nasdaq Global Market under the symbols "DITC." On August 28, 2007, the last full trading day before the initial public announcement of the tender offer, the closing sale price on the Nasdaq Global Market for the shares was $5.01. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER.

August 30, 2007

IMPORTANT

        If you wish to tender all or any part of your shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 5:00 p.m., New York City time, on September 28, 2007 or such later time to which we may extend the tender offer, you must either:

        (1)   (a) complete and sign the applicable letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Wells Fargo Shareowner Services, the depositary for the tender offer, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3; or

        (2)   request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the tender offer. If you desire to tender your shares but prior to the expiration date:

        (1)   the certificates for the shares you wish to tender cannot be delivered to the depositary; or

        (2)   you cannot comply with the procedure for book-entry transfer; or

        (3)   your other required documents cannot be delivered to the depositary;

        you may tender your shares according to the guaranteed delivery procedure described in Section 3.

        TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at its address and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letters of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

        We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

        This summary term sheet highlights material information that can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the letter of transmittal, because they contain the full details of the tender offer. We refer to the shares of our common stock, including the rights, as the "shares." For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Ditech Networks, Inc.

What will the purchase prices for the shares be?

        We are conducting the tender offer through a procedure commonly called a "Dutch Auction." This procedure allows you to select the price per share (in increments of $0.05) within a price range specified by us at which you are willing to sell your shares of our common stock. We will determine the purchase price that we will pay per share promptly after the offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 9,100,000 shares of our common stock (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date for the offer).

        The purchase price will not be greater than $5.50 nor less than $4.90 per share. The lower end of the price range for the tender offer is below the closing sale price for the shares on August 28, 2007, the last full trading day before the initial public announcement of the tender offer, when the closing sale price on the Nasdaq Global Market for a share of our common stock was $5.01. We will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares of our common stock we purchase in a tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

        If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined in the Tender Offer." If you agree to accept the purchase price determined in the tender offer, your shares will be deemed to be tendered at the minimum price of $4.90 per share. You should understand that this election could have the effect of decreasing the purchase price determined by us, which may result in your shares being purchased at the minimum respective prices per share. See Section 3.

How many shares will Ditech Networks purchase in the tender offer?

        We will purchase up to 9,100,000 shares of our common stock pursuant to the tender offer, or such lesser number of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. Each share is coupled with an associated right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the rights. The 9,100,000 shares represent approximately 27% of our outstanding shares of common stock as of August 24, 2007. If more than 9,100,000 shares are properly tendered, the shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

        We expressly reserve the right to purchase a number of additional shares equal to up to 2% of the outstanding shares of our common stock without extending the applicable offer. We also reserve the right to purchase more shares, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

What happens if more than 9,100,000 shares are properly tendered at or below the respective purchase price?

        If more than 9,100,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date for the tender offer, we will purchase shares:

        first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price and do not properly withdraw them before the expiration date for the tender offer;

        second, from all other stockholders who properly tender shares at or below the purchase price and do not properly withdraw them before the applicable expiration date, on a pro rata basis (except for stockholders who tendered shares conditionally if the condition was not satisfied); and

        third, only if necessary to permit us to purchase 9,100,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of our common stock.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares of our common stock that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares of common stock subject to the tender offer and I tender all of my shares, will I be subject to proration?

        If you beneficially own fewer than 100 shares of our common stock, in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them prior to the expiration date for the tender offer and you complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares of our common stock without subjecting them to the proration procedure. See Section 1.

What is the market price of my shares as of a recent date?

        As of August 28, 2007, the last full trading day before the initial public announcement of the tender offer, the closing sale prices on the Nasdaq Global Market of the shares was $5.01 per share. You are urged to obtain current market quotations for your shares before deciding whether and at what price to tender your shares. See Section 8.

Why is Ditech Networks making the tender offer?

        Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of our common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued investment in our business and strategic acquisitions, is the best way to create long-term value for our stockholders.

        The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, "odd lot" holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2.

How will Ditech Networks pay for the shares?

        We will purchase shares in the tender offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition of the tender offer. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the applicable tender offer expires. The tender offer will expire on September 28, 2007, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension we may provide. See Section 14.

How will I be notified if Ditech Networks extends or amends the tender offer?

        If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

        Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 7.

What are the "associated preferred share purchase rights"?

        Each time we issue a share of common stock, we issue to the holder of the share one stock purchase right pursuant to the Rights Agreement among Ditech Networks and Wells Fargo Bank, N.A. dated as of March 26, 2001, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO. These associated preferred share purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares shall refer to Ditech Networks common stock and shall include the rights. Unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.

Following the tender offer, will Ditech Networks continue as a public company?

        Yes, the completion of the tender offer in accordance with the conditions in this offer to purchase will not cause Ditech Networks to be delisted from the Nasdaq Global Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

How do I tender my shares?

        If you wish to tender all or a portion of your shares, then before 5:00 p.m., New York City time, on September 28, 2007, unless the applicable tender offer is extended:

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  you must deliver your share certificate(s) and a properly completed and duly executed applicable letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

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  the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed applicable letter of transmittal or an "agents message"; or

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  you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

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  you must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the information agent or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to purchase. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?

        You may withdraw any shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on September 28, 2007, or the new expiration date if we extend the applicable tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., New York City time, on October 25, 2007. See Section 4.

How do I withdraw shares I previously tendered?

        You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

Has Ditech Networks or its board of directors adopted a position on the tender offer?

        Our board of directors has approved the tender offer. However, neither we nor our board of directors, the depositary or information agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you will tender them. See Section 11.

When will Ditech Networks pay for the shares I tender?

        We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 3.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution. See Section 13.

        EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

        The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a distribution. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a dividend distribution you will generally be subject to U.S. withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 13. Therefore, except as provided in Section 13, we will presume that all amount paid to foreign stockholders, in exchange for their shares are dividend distributions and U.S. federal income tax will be withheld at the rate of 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with a foreign stockholder's conduct of a trade or business within the United States and certain certification requirements are satisified. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount.

        EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Who can I talk to if I have questions?

        The information agent can help answer your questions. The information agent is D.F. King & Co., Inc. Contact information for the information agent is set forth on the back cover of this offer to purchase.

FORWARD-LOOKING STATEMENTS

        Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. Forward looking statements, by definition, involve risks, uncertainties and assumptions. Where, in any forward looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described in our most recent annual report on Form 10-K, the following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

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  we depend on a limited number of customers, the loss of any one of which could cause our revenue to decrease;

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  the relatively small size of the overall echo cancellation portion of the voice market, which is where we have derived the majority of our revenue to date, could limit the rate of growth of our business;

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  our operating results fluctuate materially, which could affect our stock price;

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  changes in capital spending in the telecommunications industry and larger macroeconomic trends may affect our revenues;

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  the timing of new product and service introductions by us, our customers, our partners or our competitors may affect our revenues;

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  if we do not successfully develop and introduce new products, our products may become obsolete which could cause our sales to decline;

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  we operate in an industry experiencing rapid technological change, which may make our products obsolete;

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  acquisitions and investments we may make may adversely affect our business;

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  we anticipate that average selling prices for our products will decline in the future, which could adversely affect our ability to be profitable;

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  we use primarily one contract manufacturer to manufacture our products, and if we lose the services of this manufacturer then we could experience increased manufacturing costs and production delays;

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  if we lose the services of any of our key management or key technical personnel, or are unable to retain or attract additional technical personnel, our ability to conduct and expand our business could be impaired;

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  we face intense competition, which could adversely affect our ability to maintain or increase sales of our products;

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  we may experience unforeseen problems as we diversify our international customer base, which would impair our ability to grow our business;

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  some of the key components used in our products are currently available only from sole sources, the loss of which could delay product shipments; and

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  some suppliers of key components may reduce their inventory levels which could result in longer lead times for future component purchases and any delays in filling our demand may reduce or delay our expected product shipments and revenues.

        The telecommunications service industry is changing rapidly, and, therefore, our forward-looking statements of expectations, plans and intent are subject to a greater degree of risk than similar statements regarding many other industries.

        We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offer, we are obligated to update this offer to purchase to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offer.

THE TENDER OFFER

1.     NUMBER OF SHARES; PRORATION

        General.    Upon the terms and subject to the conditions of the tender offer, we will purchase 9,100,000 shares of our common stock, including the associated rights, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price greater than $5.50 nor less than $4.90 per share, net to the seller in cash, less any applicable withholding taxes and without interest. We will not pay any additional consideration for the rights.

        The term "expiration date," when used with reference to the tender offer, means 5:00 p.m., New York City time, on September 28, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The proration period and withdrawal rights for the tender offer expire on the expiration date for that tender offer.

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may, and we expressly reserve the right to, purchase under the tender offer an additional amount of shares of our common stock not to exceed 2% of the outstanding shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at prices at or below the purchase price for the tender offer (determined as provided herein) will be subject to proration, except for "Odd Lots" (as defined below).

        If we:

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    increase the price to be paid for the shares above $5.50 per share, or decrease the price to be paid for the shares below $4.90 per share,

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    increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares, or

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    decrease the number of shares we seek and

in any such case the tender offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the affected tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a "business day" means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

        In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares of our common stock must specify the price or prices, not greater than $5.50 nor less than $4.90 per share, at which they are willing to sell their shares to us in the tender offer. The lowest price that may be specified for shares is $4.90. The prices that may be specified for shares increase in increments of $0.05 up to the highest price that may be specified which is $5.50 per share. A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, in which case the stockholder will be deemed to have tendered such shares at the minimum price of $4.90 per share. Choosing the second option will maximize the chance that we will purchase a tendering stockholder's shares, may lower the purchase price paid for all purchased shares in the tender offer and could result in the tendering stockholder receiving a price per share as low as $4.90.

        TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

        Promptly after the expiration date for the tender offer, we will determine the purchase price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 9,100,000 shares (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the applicable expiration date). In each case, the purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered under the tender offer at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot priority, proration and conditional tender provisions.

        We will not purchase shares tendered at prices greater than the purchase price, nor will we purchase shares that we do not accept in the tender offer because of "odd lot" priority, proration and conditional tender provisions. We will return to the tendering stockholders shares that we do not purchase in the tender offer at our expense promptly after the applicable expiration date.

        Stockholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

        If the number of shares properly tendered and not properly withdrawn prior to the expiration date of the tender offer is less than or equal to 9,100,000 shares, or such greater number of shares as we may elect to purchase pursuant to the tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

        Priority of Purchases.    Upon the terms and subject to the conditions of the tender offer, if more than 9,100,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

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  First, upon the terms and subject to the conditions of the tender offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) of shares who:

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  tenders all shares beneficially owned by such Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

  •
  Third, if necessary to permit us to purchase 9,100,000 shares (or such greater number of shares as we may elect to accept for payment), shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

        Odd Lots.    The term "odd lots" means, with respect to the shares of our common stock, all shares properly tendered prior to the applicable expiration date at prices at or below the purchase price and not properly withdrawn by any person (an "Odd Lot Holder") who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

        To qualify for the odd lot preference with respect to the tender offer, an Odd Lot Holder must tender all shares of our common stock, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the tender offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of its shares of our common stock pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

        Proration.    Upon the terms and subject to the conditions of the tender offer (including the odd lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 9,100,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price, as the case may be, and not properly withdrawn before the expiration date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

        If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the expiration date of the tender offer. The proration factor with regard to the tender offer that is over-subscribed will be determined by dividing the maximum number of shares sought by us to be purchased in the tender offer (minus the number of shares to be purchased from Odd Lot Holders) by the total number of shares that are properly tendered pursuant to the tender offer, and not properly withdrawn, at or below the purchase price (minus the number of shares to be purchased from Odd Lot Holders). We will then determine the number of shares we will purchase from each stockholder (other than Odd Lot Holders) from whom we purchase shares in the over-subscribed tender offer by multiplying the number of shares properly tendered by that stockholder in the tender offer at prices at or below the purchase price and not properly withdrawn, by the proration factor for the tender offer. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five to seven business days after the expiration date for the tender offer. The final results of any proration will be announced by press release promptly after the determination thereof.

        As described in Section 13, the number of shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

        This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear Ditech Networks' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of our common stock.

2.     BACKGROUND AND PURPOSE OF THE TENDER OFFER

        Purpose of the Tender Offer.    Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of our common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued investment in our business and strategic acquisitions, is the best way to create long-term value for our stockholders.

        We believe that the "Dutch Auction" tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales.

        Furthermore, "odd lot" holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

        Certain Effects of the Tender Offer.    The tender offer may present some potential risks and disadvantages to our continuing stockholders, including:

        Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offer. If the directors and executive officers do not tender any of their shares in the tender offer and we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer. See Section 11.

        The tender offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

        Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Ditech Networks as a result of a partial tender of shares or proration will continue to be owners of Ditech Networks. As a result, if we complete the tender offer, those stockholders will realize a proportionate increase in their relative equity interest in Ditech Networks and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

        We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e-4(f)(6) prohibits Ditech Networks and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration or earlier termination of the tender offer.

        Shares acquired pursuant to the tender offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of the Nasdaq Global Market). Ditech Networks could use shares without stockholder approval to acquire other businesses, to raise additional capital, to distribute as stock dividends, and/or for other purposes.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OUR COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM.

3.     PROCEDURES FOR TENDERING SHARES

        Proper Tender of Shares.    For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by such letter of transmittal, must be received before 5:00 P.M, New York City time, on the applicable expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

        In accordance with Instruction 5 of the letter of transmittal for shares, each stockholder desiring to tender shares pursuant to the tender offer must either (1) check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined in the Tender Offer," in which case you will be deemed to have tendered your shares at the minimum price of $4.90 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.90 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the letter of transmittal captioned "Shares Tendered at Price Determined by Shareholder." A tender of shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

        If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined in the Tender Offer". Note that this election could result in Ditech Networks purchasing the tendered shares at the minimum price of $4.90 per share. The lower end of the price range for the tender offer is below the closing sale price for the shares on August 28, 2007, the last full trading day before the initial public announcement of the tender offer, when the closing sale price on the Nasdaq Global Market for a share of our common stock was $5.01.

        Stockholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

        Odd Lot Holders must tender all of their shares and also complete the section titled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth above.

        A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a stockholder has submitted multiple letters of transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the tender offer with respect to each separate letter of transmittal in order for such withdrawals to be effective.

        TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled "Special Delivery Instructions" or the the section entitled "Special Payment Instructions" on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for shares is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

        Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the applicable letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

        Book-Entry Delivery.    The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        U.S. Federal Backup Withholding Tax.    Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the depositary. See Instruction 14 of the related letter of transmittal.

        TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE TENDER OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL; AND EACH STOCKHOLDER THAT IS A NON-UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH CERTAIN INFORMATION BY COMPLETING THE APPLICABLE SUBSTITUTE FORM W-8 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL.

        For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

        Withholding for Non-United States Holders.    Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income taxes equal to 30% of the"deemed dividend" payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the payments are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the payments are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). The "deemed dividend" payable to a Non-United States Holder will be deemed to be the gross payment to such Non-United States Holder unless we have determined prior to the time of the payment that a lesser amount should be subject to withholding pursuant to applicable United States Treasury Regulations. See Section 13. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of certain Non-United States Holders that are foreign partnerships (or other foreign intermediaries), Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.

        A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

        NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

        Guaranteed Delivery.    If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the applicable expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (a)
  the tender is made by or through an eligible guarantor institution;

  (b)
  the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the applicable expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Ditech Networks has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

  (c)
  the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three Nasdaq Global Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

        Return of Unpurchased Shares.    If any tendered shares are not purchased under the tender offer or are properly withdrawn before the applicable expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.    All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Ditech Networks, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Ditech Network's Acceptance Constitutes an Agreement.    A tender of shares of our common stock under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that:

  (1)
  the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

  (2)
  the tender of shares complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account into the tender offer unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

  (1)
  has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

  (2)
  will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

        Lost or Destroyed Certificates.    If the share certificates which a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the letter of transmittal. See Instruction 16 of the letter of transmittal.

        CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO DITECH NETWORKS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO DITECH NETWORKS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.     WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on October 25, 2007.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

        If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Ditech Networks, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

        If we extend the tender offer, we are delayed in our purchase of shares or we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.     PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

        Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, Ditech Networks will determine the purchase price it will pay for the shares properly tendered and not properly withdrawn before the expiration date of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price so determined and not properly withdrawn prior to such expiration date.

        For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares that are properly tendered at prices at or below the purchase price that is determined for the shares and are not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.

        Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date we will accept for payment and pay a single per share purchase price not greater than $5.50 nor less than $4.90 per share for 9,100,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

        We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration in connection with the tender offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such tender offer promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after such expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tender, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY DITECH NETWORKS REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for a tender offer, we may not be obligated to purchase shares under the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.     CONDITIONAL TENDER OF SHARES

        Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the applicable purchase price with respect to such shares prior to the applicable expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the letter of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each stockholder to consult with his or her own financial or tax advisors with respect to such election.

        After the applicable expiration date, if more than 9,100,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 9,100,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the applicable shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     CERTAIN CONDITIONS OF THE TENDER OFFER

        Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate a tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for the tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

  (a)
  there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

  (1)
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any shares pursuant to the tender offer, or consummation of the tender offer; or

  (2)
  could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Ditech Networks and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offer to Ditech Networks;

  (b)
  there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Ditech Networks or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Ditech Networks' sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

  (c)
  there shall have occurred:

  (1)
  the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

  (2)
  any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States;

  (3)
  the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States or Canada or any other country in which any of Ditech Networks' subsidiaries does business;

  (4)
  any limitation by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States or Canada;

  (5)
  any change in the general political, market, economic, or financial conditions in the United States or Canada or any other country in which any of Ditech Networks' subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Ditech Network and its subsidiaries, taken as a whole;

  (6)
  any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan of Ditech Networks or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Ditech Networks and its subsidiaries, taken as a whole;

  (7)
  in the case of any of the above conditions existing at the date of this offer to purchase, in Ditech Networks' reasonable judgment, a material acceleration or worsening of it; or

  (8)
  any decrease (i) in the market price of the shares of our common stock on the Nasdaq Global Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between the commencement of the tender offer on August 30, 2007 and the expiration date of the tender offer;

  (d)
  any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of Ditech Networks or its subsidiaries that could reasonably be expected to have a material adverse effect on Ditech Networks and its subsidiaries, taken as a whole;

  (e)
  a tender or exchange offer for any or all of the shares (other than the tender offer made hereby), or any merger, business combination, or other similar transaction with or involving Ditech Networks, shall have been publicly proposed, announced or made by any person;

  (f)
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before August 30, 2007 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

  (g)
  any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

  (h)
  any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock; or

  (i)
  any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with either tender offer shall not have been obtained on terms satisfactory to Ditech Networks, in its sole judgment, acting reasonably.

        The foregoing conditions are for the sole benefit of Ditech Networks and may be asserted by Ditech Networks regardless of the circumstances giving rise to any such condition, and may be waived by Ditech Networks, in whole or in part, as to the tender offer at any time prior to the expiration date, in its sole discretion. Ditech Networks' failure at any time to exercise any of the foregoing rights as to the tender offer shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Ditech Networks at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Ditech Networks concerning the events described above will be final and binding on all parties.

8.     PRICE RANGE OF SHARES

        Price Ranges Of Shares.    Ditech's common stock is quoted on the NASDAQ Global Market (formerly the Nasdaq National Market) under the symbol "DITC." The following table shows the high and low sale prices per share of our common stock as reported on the NASDAQ Global Market for the periods indicated:

		High	Low
Fiscal 2006	First Quarter	$12.59	$6.35
	Second Quarter	$8.21	$6.12
	Third Quarter	$9.25	$6.17
	Fourth Quarter	$10.8	$8.82
Fiscal 2007	First Quarter	$11.44	$7.62
	Second Quarter	$9.35	$7.44
	Third Quarter	$8.95	$6.59
	Fourth Quarter	$8.87	$7.09
Fiscal 2008	First Quarter	$8.99	$7.35
	Second Quarter (through August 28, 2007)	$7.53	$4.88

        On August 28, 2007, the last full trading day prior to our initial public announcement of the tender offer, the closing sale price for the shares of our common stock on the Nasdaq Global Market was $5.01. Stockholders are urged to obtain current market quotations for their shares.

9.     SOURCE AND AMOUNT OF FUNDS

        Assuming that 9,100,000 shares are purchased in the tender offer at a price between $4.90 and $5.50 per share, the aggregate purchase price for the shares purchased in the tender offer will be between $44,590,000 and $50,050,000.

        We anticipate that we will pay for shares tendered in the tender offer and accepted by us, and all expenses attributable to the tender offer, from our cash on hand or other cash resources that are readily available to us. The tender offer is not conditioned on the receipt of financing.

10.   CERTAIN INFORMATION ABOUT US

        Ditech Networks, Inc. is a global telecommunications equipment supplier for voice networks. Our solutions enable service providers to deliver consistently clear, secure, end-to-end communications to their customers worldwide. Our voice quality products include echo cancellers, which are used to effectively eliminate echo, a significant problem in existing and emerging voice networks. In the second half of fiscal 2004, we introduced a new line of voice quality products that incorporate both echo cancellation and a new generation of voice quality enhancement technology called Voice Quality Assurance (VQA). VQA addresses various voice quality issues in wireline and wireless networks, including a broader spectrum of echo, background noise and inconsistent voice levels. In the second half of calendar 2006, we introduced the ability to accurately measure and report on audio impairments, a product called Experience Intelligence (EXi). Over the last three fiscal years, voice quality products, which include our echo cancellation and VQA platforms, have comprised substantially all of our revenue. Beginning in the second half of fiscal 2004 and continuing through fiscal 2007, we have been developing a new platform, the Packet Voice Processor, which represents our entry into service providers' Internet Protocol (IP) networks using Voice over Internet Protocol (VoIP) technology. The Packet Voice Processor incorporates our VQA and EXi technology as well as Packet Quality Assurance (PQA) technology to address voice quality issues specific to packet networks. In addition, we acquired Jasomi Networks, Inc. (Jasomi) in the first quarter of fiscal 2006. Jasomi developed and sold session border controllers that enable VoIP calls to traverse the network address translation (NAT) and protect networks from external attacks by admitting only authorized sessions, ensuring that reliable VoIP service can be provided to them. We market our products domestically through a direct sales force and, to a lesser extent, through distributors. Internationally, we market our products through the combination of a direct sales force, value-added resellers, system integrators and agents.

        Ditech was originally incorporated as Phone Info., Inc. in July 1983 and subsequently changed its name to Automated Call Processing Corporation, Inc. In March 1997, Automated Call Processing Corporation sold portions of its business and merged with its wholly owned subsidiary, and the surviving entity was renamed Ditech Corporation. Ditech Corporation reincorporated in Delaware in April 1999 and changed its name to Ditech Communications Corporation. In May 2006, Ditech Communications Corporation changed its name to Ditech Networks, Inc.

        Our principal executive offices are located at 825 East Middlefield Road, Mountain View, California 94043, and our telephone number at that address is (650) 623-1300.

        Where you can find more information about us.    Ditech Networks has filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offer. This offer to purchase does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

        Incorporation by reference.    The rules of the SEC allow us to "incorporate by reference" information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed on July 16, 2007;

  •
  our Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended April 30, 2007, filed on August 28, 2007;

  •
  our Current Reports on Form 8-K filed on May 10, 2007, May 17, 2007, June 7, 2007, June 13, 2007, August 15, 2007 (other than information furnished but not filed) and August 21, 2007; and

  •
  Exhibit 99.2 to our Current Report on Form 8-K filed on March 30, 2001.

        You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC's website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, by requesting them in writing at 825 East Middlefield Road, Mountain View, California 94043, attention: Investor Relations, or by calling Investor Relations at (650) 623-1300. Please be sure to include your complete name and address in your request.

11.   INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

        As of August 24, 2007, we had outstanding 33,242,452 shares of our common stock. The 9,100,000 shares of our common stock that we are offering to purchase in the tender offer represent approximately 27% of the outstanding shares of our common stock on that date. As of August 24, 2007, 6,818,722 shares of our common stock were subject to outstanding awards of stock options.

        Share Ownership by Directors and Executive Officers.    Our directors and executive officers have advised us that they do not intend to tender any shares beneficially owned by them in the tender offer. Because the directors and executive officers will not be tendering any of their shares in the tender offer, if we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer.

        The following table sets forth certain information regarding the ownership of Ditech Networks' common stock as of July 31, 2007 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of Ditech Networks as a group; and

(iv) all those known by Ditech Networks to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
FMR Corp., et al(2)	3,234,000	9.73
Dimensional Fund Advisors LP(3)	2,480,062	7.46
ICM Asset Management, Inc.(4)	2,399,437	7.22
Barclays Global Investors, NA.(5)	2,390,351	7.19
Riley Investment Management LLC(6)	2,246,182	6.76
Lloyd I. Miller, III(7)	1,672,669	5.03
CCM Master Qualified Fund, Ltd.(8)	1,669,542	5.02
Timothy K. Montgomery(9)	1,547,459	4.47
William J. Tamblyn(10)	843,728	2.48
Lowell B. Trangsrud(11)	587,480	1.74
Lee H. House(12)	318,639		*
Gary D. Testa(13)	179,167		*
Dr. Caglan M. Aras(14)	162,061		*
William A. Hasler(15)	99,640		*
Edwin L. Harper(16)	90,000		*
David M. Sugishita(17)	67,500		*
Dr. Andrei M. Manoliu(18)	56,000		*
Gregory M. Avis(19)	50,000		*
All current directors and executive officers as a group (11 persons)(20)	3,984,384	10.81

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
This table is based upon information supplied by officers and directors and upon information gathered by Ditech about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,232,969 shares outstanding on July 31, 2007, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after July 31, 2007 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)
Based on a Schedule 13G/A reporting beneficial ownership as of December 31, 2006. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the shares as a result of acting as investment adviser to Fidelity Low Priced Stock Fund ("Fund"), which owned all of the shares. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and the Fund each has sole power to dispose of the shares owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Boards of Trustees. The address of FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
Based on a Schedule 13G/A reporting beneficial ownership as of December 31, 2006. Dimensional Fund Advisors LP ("Dimensional") is a registered investment adviser who furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional possesses investment and/or voting power over the Stock. The investment companies, trusts, and accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Dimensional disclaims beneficial ownership of the Stock. The principal business office of Dimensional Fund Advisors LP is located at 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)
Based on a Schedule 13G reporting beneficial ownership as of December 31, 2006. ICM Asset Management, Inc. ("ICM") is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. James M. Simmons is the President and controlling shareholder of ICM Asset Management, Inc. ICM and Mr. Simmons have shared dispositive power with respect to all of the shares, and shared voting power with respect to 1,027,312 of the shares. The principal business office of ICM and Mr. Simmons is located at 601 W. Main Avenue, Suite 600, Spokane, WA 99201.

(5)
Based on a Schedule 13G reporting beneficial ownership as of December 31, 2006. Represents shares held by Barclays Global Investors, NA and affiliated entities, over which sole dispositive power is held and over 2,263,685 shares of which sole voting power is held. The principal business office of Barclays Global Investors, NA is located at 45 Fremont Street, San Francisco, CA 94105.

(6)
Based on a Schedule 13D/A reporting beneficial ownership as of June 4, 2007. Riley Investment Management, LLC. ("RIM"), is the beneficial owner of the shares as a result of acting as investment manager to Riley Investment Partners Master Fund, L.P. ("Fund"), which owns all of the shares. Bryant Riley is the sole manager of RIM. With respect to 2,082,849 shares, RIM, the Fund and Mr. Riley each have sole power to dispose of the shares and sole voting power. Each of RIM and Mr. Riley has sole voting power and dispositive power over 163,333 shares held by Mr. Riley as an investment advisory client to RIM. RIM has shared voting power and dispositive power over 244,638 shares owned by its investment advisory clients. Although Mr. Riley controls RIM's voting and investment decisions for its investment advisory clients, RIM and Mr. Riley disclaim beneficial ownership of these shares. B. Riley and Co. Inc. ("BRC") has sole voting and dispositive power over 50,000 shares of Common Stock. Although Mr. Riley is the Chairman and controlling shareholder of BRC, Mr. Riley disclaims beneficial ownership of these shares. The address of RIM, the Fund, BRC and Bryant Riley is 11100 Santa Monica Blvd. Suite 810, Los Angeles, CA 90025.

(7)
Based on a Schedule 13G reporting beneficial ownership as of July 10, 2007. Represents shares held by Lloyd I Miller, III and affiliated entities, over 788,524 shares of which sole voting or dispositive power is held and over 884,145 shares of which shared voting or dispositive power is held. The principal business office of Lloyd I. Miller, III is located at 4550 Gordon Drive, Naples, FL 64102.

(8)
Based on a Schedule 13G reporting beneficial ownership as of January 29, 2007. Coghill Capital Management, LLC. ("CCM"), is the beneficial owner of the shares as a result of acting as investment manager to CCM Master Qualified Fund, Ltd. ("Fund"), which owns all of the shares. Clint D. Coghill is the Managing Member of CCM. CCM, the Fund, and Mr. Coghill have shared power to dispose of the shares and shared voting power. CCM, the Fund, and Mr. Coghill disclaim beneficial ownership except to the extent of their pecuniary interest. The address of CCM, the Fund and Clint D. Coghill is One North Wacker Drive—Suite 4350, Chicago, IL 60606.

(9)
Includes 1,371,888 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007. Also includes 23,180 shares held by Mr. Montgomery's spouse as custodian for his children.

(10)
Includes 762,086 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(11)
Includes 567,400 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(12)
Includes 307,510 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(13)
Includes 179,167 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(14)
Includes 158,127 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(15)
Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(16)
Includes 90,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(17)
Includes 67,500 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(18)
Includes 40,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007. Total number of shares includes: 10,000 shares held by the Manoliu/Neimat Living Trust; 3,000 shares held by Dr. Manoliu in an individual retirement account and 1,000 in a qualified retirement plan; and 2,000 shares held in a qualified retirement plan by Marie-Anne Neimat, Dr. Manoliu's wife.

(19)
Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days after July 31, 2007.

(20)
Includes 3,544,212 shares issuable upon the exercise of stock options and vesting of restricted stock units within 60 days after July 31, 2007. See footnotes 9 through 19 above.

        Transactions in Last 60 Days by Directors and Executive Officers.    Our executive officers and directors listed below have effected the following transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offer on June 13, 2007:

  •
  on May 31, 2007, a purchase date pursuant to our employee stock purchase plan, William Tamblyn, our Executive Vice President and Chief Financial Officer, purchased 700 shares of our common stock at $5.797 per share through the employee stock purchase program;

  •
  on May 31, 2007, Lowell Trangsrud, our Executive Vice President and Chief Operating Officer, purchased 700 shares of our common stock at $5.797 per share through the employee stock purchase program;

  •
  on May 31, 2007, Lee House, our Vice President of Engineering, Voice Communications and Echo Cancellation Products, purchased 495 shares of our common stock at $5.797 per share through the employee stock purchase program;

  •
  Chalan Aras, our former Vice President, Corporate Development, effected the following transactions involving our common stock:

  •
  on May 31, 2007, Dr. Aras purchased 700 shares of our common stock at $5.797 per share through the employee stock purchase program;

  •
  on June 8, 2007, Dr. Aras exercised a stock option to purchase 1,000 shares at $6.49 per share, and sold the shares in the open market for $7.63 per share;

  •
  on June 13, 2007, Dr. Aras exercised a stock option to purchase 2,000 shares at $6.49 per share, and sold the shares in the open market for $7.70 per share (1,000 shares) and $8.28 per share (1,000 shares);

        During the 60 days prior to our initial public announcement of the tender offer, in addition to the transactions listed above under this heading "Transactions in Last 60 Days by Directors and Executive Officers" or as otherwise disclosed in this Section 11, we issued an aggregate of 16,445 shares of our common stock to persons who are not executive officers or directors of Ditech Networks upon exercise of stock options exercised by such persons. Also during that 60 day period, in addition to the share acquisitions described above under the heading "Transactions in Last 60 Days by Directors and Executive Officers" or as otherwise disclosed in this Section 11, we issued an aggregate of 12,831 shares restricted stock to certain employees who are not executive officers or directors, and had returned to us 11,125 shares of our restricted stock that were unvested on the date of termination of employment of certain employees who are not executive officers or directors.

        Except as set forth in "Transactions in Last 60 Days by Directors and Executive Officers" above or otherwise disclosed in this Section 11, based upon our records and upon information provided to us, neither we nor our subsidiaries, nor, to our knowledge, any of our executive officers or directors, or any affiliate of the foregoing, has effected any transactions involving our common stock during the 60 days prior to our initial public announcement of the tender offers.

        Plans or Proposals.    Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Ditech Networks nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

  (a)
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving Ditech Networks or any of its subsidiaries;

  (b)
  any purchase, sale or transfer of a material amount of Ditech Networks' assets or the assets of any of its subsidiaries;

  (c)
  any material change in Ditech Networks' present dividend rate or policy, or indebtedness or capitalization;

  (d)
  any change in Ditech Networks' present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

  (e)
  any other material change in Ditech Networks' corporate structure or business;

  (f)
  Ditech Networks' equity securities being delisted from the Nasdaq Global Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

  (g)
  Ditech Networks' equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  (h)
  the suspension of Ditech Networks' obligation to file reports under Section 15(d) of the Exchange Act;

  (i)
  the acquisition by any person of additional Ditech Networks' securities, or the disposition of Ditech Networks' securities; or

  (j)
  any changes in Ditech Networks' charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Ditech Networks.

        While Ditech Networks has no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase except as set forth above or in the documents incorporated by reference herein, our management continually assesses and reassesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein. We may recommence purchases under our stock repurchase program after the termination of the tender offer, when legally permissible.

Preferred Stock Rights Agreement

        On March 26, 2001, our Board of Directors adopted a rights plan (the "Rights Plan") pursuant to which a dividend consisting of one preferred share purchase right was distributed for each outstanding share of our common stock. The dividend was payable to the stockholders of record on April 16, 2001. Each right entitles the holder to purchase from us one-thousandth of a share of Series A participating preferred stock (as may be adjusted) at a price of $75, subject to adjustment. The rights become exercisable only if a person or group acquires beneficial ownership of 16% or more of our outstanding common stock or commences a tender or exchange offer which would result in a person or group beneficially owning 16% or more of our outstanding common stock. When exercisable, the rights would entitle the holders (other than the acquirer) to purchase, at the right's then-current exercise price, units of our Series A preferred stock having a market value equal to twice the then-current exercise price. The rights under this Rights Plan are subject to certain exceptions, and will not be triggered by this Offer. The foregoing summary of the Rights Plan is qualified in its entirety by reference to Exhibit 99.2 of the Current Report on Form 8-K as filed with the SEC on March 30, 2001, incorporated by reference herein.

Equity Compensation Plan Information

        Employee Stock Purchase Plan.    In March and April 1999, the Board adopted, and the stockholders approved, Ditech Networks' 1999 Employee Stock Purchase Plan (the "Purchase Plan") under which an aggregate of 1,816,666 shares of common stock has been reserved as of April 30, 2007. Employees who participate in the one-year offering period can have up to 15% of their earnings withheld for the purchase of up to a maximum of 700 shares per six-month purchase period pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of common stock on specified dates determined by the Board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of the offering or end date of the purchase period. In fiscal 2007, 2006 and 2005, 159,361, 131,665 and 65,602 shares, respectively, were purchased under the Purchase Plan. As of April 30, 2007, 468,357 shares remain available for issuance under the Purchase Plan.

        Stock Option and Restricted Stock Plans.    Ditech Networks' 1997 Stock Option Plan serves as the successor equity incentive program to Ditech Networks' 1987 Stock Option Plan and the Supplemental Stock Option Plan (the "Predecessor Plans"). All outstanding stock options under the Predecessor Plans continue to be governed by the terms and conditions of the 1997 Stock Option Plan. Ditech Networks reserved 4,000,000 shares of common stock for issuance under the 1997 Stock Option Plan.

Under the 1997 Stock Option Plan, the Board of Directors could grant incentive or non-statutory stock options at a price not less than 100% or 85%, respectively, of fair market value of common stock, as determined by the Board of Directors, at grant date. In November 1998, Ditech Networks adopted its 1998 Stock Option Plan and determined not to grant any further options under its 1997 Stock Option Plan. Ditech Networks has reserved a total of 4,856,082 shares of common stock for issuance under the 1998 Stock Option Plan, under terms similar to those of the 1997 Stock Option Plan. During fiscal 2000, Ditech Networks adopted two non-statutory stock option plans under which a total of 1,350,000 shares were reserved for issuance. The terms of non-statutory options granted under these plans are substantially consistent with non-statutory options granted under the 1997 and 1998 plans. Shares issued through early option exercises are subject to Ditech Networks' right of repurchase at the original exercise price. The number of shares subject to repurchase generally decreases by 25% of the option shares one year after the grant date, and thereafter, ratably over 36 months. As of April 30, 2007, no shares were subject to repurchase.

        Ditech Networks' 1999 Non-Officer Equity Incentive Plan, adopted by the Board without the stockholders' approval, provides for the grant of nonstatutory stock options, stock bonuses and rights to purchase restricted stock (collectively "awards"). To date, we have granted only stock options under the 1999 Plan. An aggregate of 1,000,000 shares of Common Stock is reserved for issuance under the 1999 Plan. Employees and consultants of both Ditech Networks and our affiliates who are not officers or directors of Ditech Networks or any of our affiliates are eligible to receive all types of awards under the 1999 Plan, except that officers who have not been previously employed by Ditech Networks are eligible to receive awards if the award is granted as an inducement essential to such officers entering into an employment contract with Ditech Networks.

        On July 25, 2000, Ditech Networks purchased the net assets of Atmosphere Networks, and assumed all outstanding stock options that had been granted under the Atmosphere Networks 1997 Stock Plan (the "Atmosphere Plan"). The option shares under the Atmosphere Plan were converted into 122,236 options to purchase Ditech Networks' common stock. The calculation of the conversion of option shares was determined using the approximate fair market values of the Atmosphere Networks and Ditech Networks' common stock prices within a one-week period up to the date of the acquisition. After July 25, 2000, no new options are permitted to be granted under the Atmosphere Plan. The options granted under this plan are substantially consistent with the terms of options granted under Ditech Networks' stock option plans.

        In August 2000, the Board of Directors adopted the 2000 Non-Qualified Stock Plan. A total of 5,000,000 shares were reserved under this plan as of April 30, 2006. The terms of options granted under this plan are substantially consistent with options granted under the 1997 and 1998 plans. In September 2006, the Board of Directors amended the 2000 Non-Qualified Stock Plan and re-named it the 2006 Equity Incentive Plan, as described below. The 2006 Equity Incentive Plan allows for the grant of other types of equity awards, including restricted stock and restricted stock units.

        On June 30, 2005, Ditech Networks acquired Jasomi and assumed all outstanding stock options that had been granted under the Jasomi Networks 2001 Stock Plan (the "Jasomi Plan"). The option shares under the Jasomi Plan were converted into 191,111 options to purchase Ditech Networks' common stock. The calculation of the conversion of option shares was determined using the approximate fair market values of the Jasomi and Ditech Networks' common stock prices within a one-week period up to the date of the acquisition. After June 30, 2005, no new options are permitted to be granted under the Jasomi Plan. The options granted under this plan are substantially consistent with the terms of options granted under Ditech Networks' stock option plans.

        In connection with the acquisition of Jasomi on June 30, 2005, the Board of Directors adopted the 2005 New Recruit Stock Plan. This plan allows for up to 500,000 shares of restricted stock and restricted stock units to be granted to newly hired employees. The Jasomi Canada employees hired by

Ditech Networks received shares with a vesting schedule of 1/3 of the shares vesting on the first anniversary of the acquisition date, and the remaining vesting in eight (8) successive equal quarterly installments over the two (2)-year period measured from the first anniversary of the closing date. As of April 30, 2007, 175,861 shares remain available for issuance under the 2005 New Recruit Stock Plan.

        In November of 2005 the Board also adopted the 2005 New Recruit Stock Option Plan. A total of 200,000 shares were approved for issuance as non-qualified stock options to new hired employees only. The terms of the plan are substantially consistent with the non-qualified stock options granted under Ditech Networks' other stock option plans, except that the plan does not allow the early exercise of stock options. In February of 2006, another 300,000 shares were approved and added to the reserve in connection with the hiring of the new vice president of worldwide sales. As of April 30, 2007, there is a reserve of 500,000 shares under the plan.

        In September 2006, the Board of Directors amended the 2000 Non-Qualified Stock Plan and re-named it the 2006 Equity Incentive Plan, reserving an additional 2,000,000 shares. As a result of the increase, a total of 7,000,000 shares have been reserved under this plan as of April 30, 2007. The terms of non-statutory options granted under this plan are substantially consistent with non-statutory options granted under the 2000 plan. However, the new plan allows for the grant of other types of equity awards, including restricted stock and restricted stock units. Restricted stock and restricted stock units generally vest over four years with 25% vesting after the first year and the remaining shares vesting ratably every six months thereafter.

        All options under the option plans described above have a ten-year term.

        Directors Stock Option Plan.    In March 1999, Ditech Networks adopted the 1999 Non-Employee Directors' Stock Option Plan. Under this stock option plan an aggregate of 650,000 shares have been reserved as of April 30, 2007. Options granted under the plan have a 5-year term. Currently, one-time initial automatic grants of 35,000 shares each are made upon a director's initial appointment and are subject to annual vesting over a four-year period. Annual automatic grants of 10,000 shares each are made on the date of each annual meeting of stockholders to each incumbent director (provided they have served as a director for at least six months) and are fully vested at the grant date.

Change in Control Agreements

        Employment Agreement with Mr. Testa.    In February 2006, Ditech entered into an employment agreement with Gary Testa to serve as Ditech's Vice President of Worldwide Sales. His employment agreement provides that if Mr. Testa is terminated without cause or resigns with good reason in his first year of employment, he will receive severance benefits equal to his base salary and guaranteed bonus for the greater of six months or the period until the first anniversary of employment, plus acceleration of a portion of the options granted to him based on a formula as set forth in the agreement, and if he is terminated without cause or resigns for good reason after the first year of employment, severance benefits equal to six months' base salary.

        Change in Control Severance Benefit Plan.    On August 18, 2006, Ditech Networks' compensation committee adopted a Change in Control Severance Benefit Plan (the "Plan") for Messrs. Montgomery, Tamblyn and Trangsrud (each, a "Participant"). A Participant in the Plan will receive, if the Participant's employment with Ditech Networks is terminated due to an "involuntary termination without cause" or a "constructive termination" (as those terms are defined in the Plan), in either case within one (1) month prior to or twelve (12) months following a "change in control" (defined in the Plan), the following benefits: (a) cash severance, paid over 12 months, equal to (i) 18 months base salary in the case of the Mr. Montgomery, and 12 months base salary in the case of each of Messrs. Tamblyn and Trangsrud, and (ii) the pro rata portion (based upon of the amount of the fiscal year lapsed) of the expected executive bonus for the Participant for the fiscal year; (b) full accelerated stock option exercisability and vesting for all outstanding options to purchase Ditech Networks'

common stock that were granted to the Participant on or after September 1, 2003; and (c) COBRA premiums for the Participant for 12 months, or until such earlier date as the Participant shall secure subsequent employment that shall provide the Participant with health benefits.

12.   CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 7.

13.   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose "functional currency" is not the United States dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

        As the following discussion does not discuss the tax consequences associated with a partnership or other entity treated as a partnership for U.S. federal income tax purposes holding shares, a partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offer.

        This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would not be sustained.

        As used herein, a "United States Holder" means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        As used herein, a "Non-United States Holder" means a beneficial owner of shares that is not a United States Holder.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFER.

        Consequences to United States Holders.    An exchange of shares for cash pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the tender offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder's "adjusted tax basis" for such shares at the time of the sale. Generally, a United States Holder's adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder's holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United States Holder's ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offer.

        A United States Holder's exchange of shares for cash pursuant to the tender offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the sale:

  •
  results in a "complete termination" of the stockholder's stock interest in us under Section 302(b)(3) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

  •
  is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code.

        In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

        One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for U.S. federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisers to determine whether the purchase of their shares in the tender offer qualifies for sale or exchange treatment in their particular circumstances.

        Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively.

  •
  A distribution to a stockholder will result in a "complete termination" of the stockholder's equity interest in us if either (1) all of the shares of stock of Ditech Networks actually and constructively owned by the stockholder are exchanged for cash pursuant to the tender offer or (2) all of the shares of stock of Ditech Networks actually owned by the stockholder are exchanged for cash pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of Ditech Networks constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the "complete termination" test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

  •
  A distribution to a stockholder will be "substantially disproportionate" if both (i) the percentage of the outstanding voting shares of stock of Ditech Networks actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock of Ditech Networks actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders) and (ii) the percentage of the outstanding common shares of stock of Ditech Networks actually and constructively owned by the stockholder (determined based upon value) immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding common shares of stock of Ditech Networks actually and constructively owned by the stockholder (determined based upon value) immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders).

        A distribution to a stockholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in us. Whether a stockholder meets this test will depend on the stockholder's particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." Stockholders should consult their tax advisers as to the application of this test to their particular circumstances.

        Contemporaneous dispositions or acquisitions of shares of stock of Ditech Networks by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares of stock of Ditech Networks actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

        If a United States Holder's receipt of cash attributable to an exchange of shares for cash pursuant to the tender offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect the United States Holder's shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder's ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. We have determined that we have no accumulated earnings and profits under U.S. federal income tax principles. Our current earnings and profits cannot be determined with certainty until after the end of our current fiscal year. As certain determinations will need to be made prior to the end of our current fiscal year, we will presume that our current earnings and profits exceed the amount of the distribution unless we have determined prior to the date the applicable determination must be made that our current earnings and profits will be less than the full amount of the distribution in accordance with applicable United States Treasury Regulations. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in the shares exchanged in the tender offer. Any amount remaining after the United States Holder's adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax consequences. The redeemed stockholder's basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of Ditech Networks held by the redeemed stockholder. The IRS has identified, as a tax shelter, certain stock redemption transactions that increase, through the application of the basis-shifting rules described in the preceding sentence, the basis of stock owned by a person other than the person whose stock was redeemed. In the case of transactions that are the same or similar to this tax shelter described by the IRS, the IRS may disallow the resulting basis shift or any losses or deductions resulting from the transaction. Various additional reporting requirements also apply with additional penalties possible. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

        Consequences to Non-United States Holders.    Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of such class of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the offer. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined by the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and other assets used or held for use in a trade or business. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offer.

        If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's shares, rather than as a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see "Certain U.S. Federal Income Tax Consequences—Consequences to United States Holders"). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the tender offer are treated as a dividend and not as a tax-free return of capital or capital gain, such dividend will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Because satisfaction of the Section 302 tests and the treatment of a distribution as a dividend, tax-free return of capital or capital gain from the sale of shares are dependent on matters of fact, we will presume (1) that the Section 302 tests are not satisfied and (2) that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions unless we have determined prior to the payment that a lesser amount should be treated as a dividend distribution pursuant to applicable United States Treasury Regulations. (See the discussion above under "Certain U.S. Federal Income Tax Consequences—Consequences to United States Holders" regarding the determination of the amount treated as a dividend distribution.) Accordingly, we will withhold from such amounts U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. See Section 3 "Procedures For Tendering Shares" with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

        Amounts treated as dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. See Section 3 "Procedures For Tendering Shares" with respect to these certification requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

        United States Federal Income Tax Backup Withholding.    See Section 3 "Procedures For Tendering Shares" with respect to the U.S. federal income tax backup withholding requirements.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.   EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENTS

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

        If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Ditech Networks (1) increases the price to be paid for the shares above $5.50 per share, decreases the price to be paid for the shares below $4.90, increases the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares, or decreases the number of shares we seek, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.   FEES AND EXPENSES

        We have retained D. F. King & Co., Inc. to act as information agent and Wells Fargo Shareowner Services to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Ditech Networks, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document.

16.   MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Ditech Networks.

        DITECH NETWORKS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF DITECH NETWORKS, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. DITECH NETWORKS HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DITECH NETWORKS.

August 30, 2007

DITECH NETWORKS, INC.
August 30, 2007

        The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary for the tender offer is:

WELLS FARGO SHAREOWNER SERVICES

By Mail:	By Facsimile Transmission:	By Hand or Overnight Delivery:

Wells Fargo Bank, N.A. Shareowner Services P.O. Box 64854 South St. Paul, Minnesota 55164-0854	(For Eligible Institutions Only): Facsimile Transmission: 651-450-2452 To Confirm Facsimile Transmissions Confirm Receipt of Facsimile By Telephone: 1-800-468-9716	Wells Fargo Bank, N.A. Shareowner Services 161 North Concord Exchange South St. Paul, Minnesota 55075

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.

The Information Agent for the tender offer is:

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005

Banks and Brokers Call:

(212) 269-5550

All others call Toll Free:
(800) 488-8075

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
THE TENDER OFFER
DITECH NETWORKS, INC. August 30, 2007